UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2005

BROWN & BROWN, INC.

(Exact name of registrant as specified in its charter)

Florida	0-7201	59-0864469

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:    (386) 252-9601

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

            On October 19, 2005, Brown & Brown, Inc. (the "Company"), a Florida corporation, entered into a material amendment (the "Amendment") to the Rights Agreement (the "Rights Agreement"), originally dated as of July 30, 1999, between the Company and Wachovia Bank, N.A., formerly known as First Union National Bank, as rights agent ("Rights Agent"), accelerating the final expiration date of the outstanding rights to purchase shares of the Company's Common Stock (the "Rights").  The Amendment, which is attached hereto as Exhibit 4.1 and incorporated herein by reference, accelerates the Expiration Date of the Rights from July 30, 2009, as initially provided under the Shareholder Rights Plan, to October 19, 2005.  The Shareholder Rights Plan will be terminated upon the expiration of the Rights, thereby eliminating the Shareholder Rights Plan altogether.

Item 3.03	Material Modification to Rights of Security Holders.

            On October 19, 2005, the Company's board of directors (the "Board") voted unanimously to amend the Rights Plan.  On this same date, the Company issued a press release announcing the amendment of the Rights Agreement described above in Item 1.01.   As a result of the Amendment, the Company's outstanding Rights expired at the close of business on October 19, 2005, and the Shareholder Rights Plan pursuant to which the Rights were issued will be of no further force or effect.

                The Board resolution adopting the Amendment specifically considered that it may later be in the best interests of the Company and shareholders to adopt another rights agreement or similar agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT               DESCRIPTION

4.1                           Amendment No. 1 to the Rights Agreement dated October 19, 2005, between the Company and Wachovia Bank, N.A., formerly known as First Union National Bank.

99.1                         Press Release dated October 19, 2005 announcing the termination of the Company's Shareholder Rights Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown & Brown, Inc.

(Registrant)

Date:    October 25, 2005                                                     By:    /s/ Cory T. Walker

                                                                                                      Cory T. Walker, Chief Financial Officer